EXHIBIT 10.2

May 18, 2009

Mr. James A. Meer

Dear Jim,

This letter follows up on our discussion and is an offer of severance benefits relating to your resignation from Columbia Laboratories, Inc. (the “Company”).

Separation and General Release

In return for your agreement to the attached Separation and General Release which will only be effective upon execution by you and an officer of the Company, the Company agrees to provide to you the benefits you would have been entitled to under your Amended and Restated Employment Agreement with the Company dated March 11, 2009, had you been terminated by the Company without cause pursuant to Section 6(f) of that agreement, and the Company agrees that your stock option grants that are vested on the date hereof, will remain exercisable until June 11, 2011 (subject to termination based on the applicable plan provisions other than those related to termination of employment).

Whether or not you elect to sign the Separation Agreement and General Release, you should also be aware of the following:

1.             Group Life Insurance

If you wish to do so, you may convert the life insurance for which you are currently enrolled to an individual policy, but you will be required to pay the full cost of coverage.

2.           Long Term Disability Benefits

Long Term disability protection ends as of your last day as an active employee.  No conversion to an individual policy is available for this coverage.

3.           401(k) Plan

Your 401(k) account may be withdrawn in a lump sum or through other available options.  You may also elect to defer payment until some future date, but not beyond age 70 1/2. You should be aware that Federal law requires an automatic 20% Federal Income Tax withholding on any distributions from a qualified plan if it is not directly rolled over into an IRA or another qualified plan. You are encouraged to seek competent tax advice to understand fully the tax consequences applicable to your distribution options.

4.           Stock Options

If you elect not to sign the Separation Agreement and General Release, the options granted to you shall only remain exercisable, if vested, until the earlier of (i) the date the stock option expires or (ii) the end of the 90 day-period following June 11, 2009, the date of termination of employment.

You have up to twenty-one (21) days from the date of receipt of this letter to review and sign the Separation Agreement and General Release, and to return the signed and dated Separation Agreement and General Release, to Rosemary Bergamo, Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, NJ 07039.

During this period you are encouraged to discuss your decision with your attorney or other adviser of your choice.

If you have any questions, please feel free to contact Rosemary Bergamo at 973-486-8792.

Sincerely,

/S/ Robert S. Mills

Robert S. Mills
President and Chief Executive Officer

Separation Agreement and General Release of Claims

In return for the execution of this Separation Agreement and General Release, I, James A. Meer (referred to below as “I”, “me”, “my” or the “Employee”) will receive a Severance Benefit to which I am not otherwise entitled, that is, the Company agrees to provide to me the benefits I would have been entitled to under my Amended and Restated Employment Agreement with the Company dated March 11, 2009, had I been terminated by the Company without cause pursuant to Section 6(f) of that agreement and the Company agrees that my stock option grants that are vested on May 18, 2009, will remain exercisable until June 11, 2011  (subject to termination based on the applicable plan provisions other than those related to termination of employment).

This Separation Agreement and Release of Claims will be effective on the later date of the signatures below.

In consideration of the receipt of the Severance Benefit described above, I agree as follows:

1.	Company Obligations

The Company shall have no other financial obligations to me under any compensation or benefit plan, program or policy, except that: (1) I shall have such right to continue group health plan coverage as is provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or a comparable state law; and (2) this Separation Agreement and General Release is not intended to cover any claim for benefits to which I am entitled, if any, under the Company’s 401(k) Plan.

2.	Cooperation

From time to time the Company finds it necessary or advisable to contact former employees to discuss matters about which they might have knowledge that are relevant to ongoing matters of the Company or otherwise related to their employment period. Accordingly, I agree that I will cooperate in all reasonable respects and generally make myself available to speak with Company employees and counsel, give testimony,  and provide assistance in connection with any matter that relates to my employment period, including litigation, arbitration proceedings, government hearings or investigations involving the Company, or any other matter, provided that with regard to matters not involving litigation or potential litigation, this provision shall not apply after one (1) year from the date hereof. The Company will, to the extent feasible, use reasonable business efforts to limit itself to telephonic and email inquiries and otherwise provide me with reasonable notice in the event my assistance is required. In connection with any cooperation where the Company requires me to be available in person, the Company will reimburse me for my reasonable travel, meal and lodging expenses. My entitlement to reimbursement of expenses shall in no way affect other rights I may have to be indemnified and/or advanced expenses, provided that in no event shall there be any duplication of indemnification and/or expense reimbursement. I will not be entitled to any other compensation for cooperation, except as otherwise provided under my Indemnification Agreement with the Company dated December 6, 2006.

3.	Release of Claims

A.
In exchange for the consideration described above, I agree to release and forever discharge the Company, its subsidiaries and affiliates and their parent organizations, predecessors, successors, officers, directors, employees, agents, attorneys, associates, and employee benefit plans from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement, whether known or unknown to me, between the Company and me.

B.
I agree that this release of claims is intended to be broadly construed so as to resolve any pending and potential disputes between the Company and me that I have up to the date of this Release, whether or not such disputes are known or unknown to me, including, but not limited to, claims based on express or implied contract; any action arising in tort, including, but not limited to, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any and all claims for wrongful discharge; and any and all claims based on the Age Discrimination in Employment Act (42 U.S.C. § 621), Title VII of the Civil Rights act of 1964 as amended (42 U.S.C. § 2000e), the Equal Pay Act of 1963 (29 U.S.C. § 206(d)), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 1651), the Employee Retirement Income Security Act (29 U.S.C. § 1001), the Family and Medical Leave Act (29 U.S.C. §2601), the Americans with Disabilities Act (42 U.S.C. § 12,101), the Occupational Safety and Health Act (29 U.S.C. § 651), or any other federal, state or local statute prohibiting discrimination on the basis of age, race, creed, color, religion, national origin, sex, disability, marital status or any other protected classification which I have, or at any time had, including but not limited to all claims for attorneys fees.

C.
If I breach or challenge the enforceability of this Agreement, I acknowledge that I will reimburse the Company for any monetary consideration previously received by me under this Agreement and agree to pay reasonable attorneys’ fees and costs incurred by the Company in collection and enforcement of this Agreement; provided that this paragraph shall have no application to me with respect to a claim asserting that my separation was due to unlawful age discrimination in violation of the Age Discrimination in Employment Act.

4.	Non-Admission of Liability

This General Release shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to me or any other person, or that I have any rights whatsoever against the Company, and the Company specifically denies any liability to or wrongful acts against me or any other person, on the part of itself, its employees and its agents.

5.	Additional Understandings

A.           I acknowledge and agree as follows:

(1)
The benefits provided to me under this Agreement exceed the nature and scope of that to which I would otherwise have been entitled to receive from the Company and constitute adequate consideration for my promises herein;

(2)
I agree that on or before my last work day with the Company, I will return to the Company all notes, reports, plans, keys, security cards and/or identification cards, charge cards, customer and investor lists, computer or other files, passwords, product information and other documents and property which were created, developed, generated or received by me during my employment or which are the property of the Company, whether or not such items are confidential to the Company.

(3)
I acknowledge that, before signing this Release, I was given a period of at least twenty-one (21) calendar days to consider this Release and I waive any right I might have to additional time beyond this twenty-one (21) day consideration period within which to consider this Release;

(4)	I have read and understand this Agreement in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;

(5)	I have been advised by the Company to consult with an attorney before signing this Agreement and this paragraph constitutes such advice in writing;

(6)
For a period of seven (7) days following my execution of this Agreement, I may revoke this Agreement by notifying Rosemary Bergamo, Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, NJ, and it shall not become effective or enforceable until the 7-day revocation period has expired;

(7)	I enter into this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

B.
Nothing in this Agreement shall be construed to prohibit me from filing any charge or complaint with the Equal Employment Opportunity Commission (EEOC) or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect my right to engage in such conduct.  Notwithstanding the foregoing, I intend that the Company shall have the right, to the full extent permitted by law, to enforce this Agreement and to pursue any and all legal or equitable remedies against me in the event I violate this Agreement.

6.	No Representations

I represent and acknowledge that in executing this document, I do not rely and have not relied upon any representation or agreement not set forth in this Separation Agreement and General Release with regard to its subject matter, basis or effect.

7.	Severability

The provisions of this Separation Agreement and General Release are severable, and if any part is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

8.	Governing Law

This Separation Agreement and General Release will be construed under the law of the State of New Jersey and, where applicable, under federal law.

PLEASE READ CAREFULLY.  THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/S/ James A. Meer	May 18, 2009
Signature: James A. Meer	(Date)

Columbia Laboratories, Inc.

/S/ Robert S. Mills	May 18, 2009
Signature: Robert S. Mills	(Date)